AMENDMENT NO. 2 TO GENERAL PARTNERSHIP AGREEMENT
OF
NATIONAL GRID GENERAL PARTNERSHIP

This Amendment No. 2 to General Partnership Agreement of National Grid General Partnership (this "Amendment"), dated as of December 20, 2001, is entered into by and between National Grid (US) Partner 1 Limited and National Grid (US) Partner 2 Limited (jointly, the "Partners”).

WHEREAS, the Delaware general partnership known as National Grid General Partnership (the "Partnership") was formed pursuant to and in accordance with the Delaware Uniform Partnership Law, as amended (6 Del. C. § 1501, et seq.), as amended from time to time (the "Act"), and the General Partnership Agreement of the Partnership, dated as of July 16, 1999;

WHEREAS, such General Partnership Agreement was amended by Amendment No. 1 to General Partnership Agreement, dated as of December 20, 2001, and immediately thereafter, the Partners became general partners in the Partnership by assignment of the partnership interests of the original general partners;

WHEREAS, in accordance with the terms of such General Partnership Agreement, as so amended by Amendment No. 1 to General Partnership Agreement (as so amended, the "Agreement"), the Partners hereby consent to the adoption of this Amendment;

WHEREAS, the Partners are the only partners of the Partnership;

WHEREAS, the parties hereto desire further to amend the Agreement as set forth herein.

NOW, THEREFORE, the parties hereto hereby agree as follows:

AMENDMENT

Notwithstanding anything to the contrary contained in the Agreement, the Agreement is hereby amended as follows:

1. Ownership of Partnership Property. All property and rights and interests in property originally brought into the Partnership or acquired, whether by purchase or otherwise, on account of the Partnership, or for the purposes and in the course of the Partnership business, are called Partnership Property, and will be held and applied by the Partnership exclusively for the purposes of the Partnership and in accordance with the General Partnership Agreement of the Partnership, as amended from time to time, but pursuant to Sections 15-103, 15-203 and 15-501 of the Partnership Act and in accordance with the Statement of Partnership Existence of the Partnership filed with the Secretary of State of the State of Delaware, the partners of the Partnership shall be co-owners of specific Partnership property holding as tenants in partnership as provided in Section 1525 of the Delaware Uniform Partnership Law (6 Del. C., § 1501 et seq.) as in effect on December 31, 1999.
MISCELLANEOUS

1. Successors and Assigns. This Amendment shall be binding upon, and shall inure to the benefit of, the parties hereto, and their respective successors and assigns.

2. Full Force and Effect. Except to the extent modified hereby, the Agreement shall remain in full force and effect.

3. Counterparts. This Amendment may be executed in counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all such parties are not signatories to the original or same counterpart.

4. Capitalized Terms. Capitalized terms used herein and not otherwise defined are used as defined in the Agreement.

5. Governing Law. This Amendment shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by such laws.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Amendment as of the day first above written.

NATIONAL GRID (US) PARTNER 1 LIMITED
By: /s/ M.O. Donovan
Name: M.O. Donovan
Title: Director

NATIONAL GRID (US) PARTNER 2 LIMITED
By: /s/ M.O. Donovan
Name: M.O. Donovan
Title: Director